UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Plumas Bancorp

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Dear shareholder,

Ten years ago this month, I was asked to step into the CEO role and guide Plumas Bank through the financial impacts of the great recession that began in 2007.  Those were challenging and turbulent times that required that our executive management team and Board of Directors demonstrate strong leadership and strategic vision.  As I sit down to reflect on 2019 and write this letter, I do so with a somber sense that merely three months into 2020, we find ourselves in a similarly challenging new era.  Responding to the repercussions of the COVID-19 pandemic will require all of us – individuals and corporations alike – to come together and act with an extraordinary level of adaptability, perseverance, and humanity until we come out on the other side.  I am confident that the seasoned, exceptional leadership team at Plumas Bancorp and Plumas Bank is up to the task – we have been here before.  But before we look forward, I’d like to recap some of our many accomplishments of 2019.

Looking Back

Our Performance

We ended 2019 with record levels of earnings, loan balances and shareholders’ equity and we delivered record earnings of $3.01 per share. Our capital position continued to strengthen with shareholders’ equity increasing by $17.5 million during the 12 months ended December 31, 2019 and book value per share increasing by $3.33, or 26% to $16.36 per share.  Our regulatory capital ratios continued to grow with Plumas Bank’s Leverage Ratio now at 10.4% and its total shareholders’ equity at a record level of $84.5 million. As we grow our franchise, we have remained committed to maintaining our credit quality and strong capital position.

Our outstanding performance was recognized by several prestigious firms:

●    Raymond James and Associates awarded Plumas Bancorp with the Community Bankers Cup for operating one of the top performing community banks in the country. After evaluating 258 publicly held banks and awarding 26 (the top 10%) with the Cup, Plumas Bancorp was ranked 2nd Best Performing Community Bank in the nation.

●     S&P Global Market Intelligence ranked Plumas Bank in the top 2% of the nation’s community banks and thrifts under $3 billion in assets.

●     For the fourth consecutive year, Findley Reports named Plumas Bank a ‘Super Premier’ performing bank.

●     We were listed on the prestigious Sandler O’Neill’s Banks & Thrifts Sm-All Stars list and D.A. Davidson’s Bison Select list, meaning Plumas Bancorp ranked as one of the top-performing small market cap financial institutions in the nation.

Our Team

We strengthened our Board of Directors with two new additions, Michonne Ascuaga and Heidi Gansert.   Michonne is an influential leader in the Reno/Sparks community. Her extensive management experience as CEO of John Ascuaga’s Nugget, along with her regional knowledge will be great assets as we continue to grow and thrive in northern Nevada.  Heidi brings a wealth of knowledge of the northern Nevada market having served in Nevada’s legislative and executive branches.  She currently serves as a Nevada State Senator.  Heidi also works as the Executive Director of External Relations at the University of Nevada, Reno.

Additionally, Mike Hix, a seasoned lending professional, joined the Bank in 2019 as senior vice president, commercial loan officer for the Reno, Nevada and Truckee/Lake Tahoe regions. Finally, with the retirement of Kerry Wilson, executive vice president, chief credit officer, Jeffrey Moore was promoted to replace Kerry in this executive position. Jeff joined the Bank in January 2018, and his proven judgment and credit discipline have made him a valuable addition to our executive team.

Our Innovation

We continue to focus on meeting the changing needs of both our consumer and business clients. Over the last two years we have implemented consumer-oriented technological initiatives including person-to-person (P2P), which is an online service that allows customers to transfer funds from their bank account to another individual’s account via the internet or a mobile phone.  We also implemented MobiMoney, which is an application that allows users to control and manage their debit card transactions.  These technologies enable more secure and convenient payments. Going forward, we will expand our business-oriented digital offerings by integrating mobile wallet technology and streamlining loan applications and forms. This will increase convenience and efficiency for our business clients.  We have also implemented community and environmentally focused initiatives including cyber security awareness; money management, fraud and abuse prevention, detection and reporting outreach for the elderly, and green energy initiatives throughout our branch network.

Looking Forward

Our Crisis Response

Plans and Resources

We have plans in place as well as resources for dealing with this crisis.  We have defined pandemic planning as a critical part of our risk management strategies, and these business continuity plans are developed under regulatory oversight by state and federal authorities. As an industry, our nation’s banks are stable. Plumas Bank has strong credit quality, liquidity and capital levels and can weather the financial stressors that will result from the COVID-19 pandemic. Currently, we could borrow over $200 million on our Federal Home Loan Bank (FHLB) borrowing line and have over $30 million in excess cash held at the Federal Reserve. Additionally, we have borrowing lines with correspondent banks totaling over $40 million. This information is publicly disclosed in our SEC form 10-K filing.

Community Support

We are quickly developing plans to assist our clients by easing the financial burdens caused by the pandemic.  Our branch managers and loan officers are reaching out to clients to understand their concerns, offering flexibility where possible and facilitating access to disaster relief resources.  For our laid off clients and closed or curtailed business clients, we are offering up to 180-day loan payment deferments, waived late fees and suspended foreclosure proceedings.  We are also developing a new product to provide working capital to businesses when they eventually restart their operations.  This loan program will help business clients get their doors open again by providing funding for things like payroll and inventory.

Our Market Response

During the last recession, we found our institution somewhat unprepared to respond to market opportunities. With our current strong credit quality and capital position, we are well positioned to leverage opportunities that support our strategic direction. Of course, our ability to do so will depend on the severity and duration of the crisis but we will be actively looking for any silver linings that we can find.

In closing, we will all be challenged over the next weeks and months to respond to the public health and financial crisis that is unfolding now. Please know that your capable and experienced leadership team will continue to be focused, strategic and proactive in our response.  As we move forward, we will continue to look for novel and inspiring ways to demonstrate to all our stakeholders that Plumas Bank is HERE. For Good.

Andrew J. Ryback Director, President & Chief Executive Officer	Daniel E. West Director, Chairman of the Board

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Plumas Bancorp (the “Company”), which will be held at the Plumas Bank Credit Administration Building located at 32 Central Avenue, Quincy, California, on Wednesday, May 20, 2020 at 9:30 a.m. At this annual meeting, shareholders will be asked to (i) elect ten directors for the next year and (ii) ratify the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2020.

The safety of our employees, customers, communities and shareholders is our priority. As part of our precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that the annual meeting could be postponed or moved to another location. At this time, we expect the annual meeting to occur as planned and will take necessary precautions to protect the health and safety of those who attend. If we change the annual meeting date, time or location, we will announce the decision to do so in advance and post details on our website at www.plumasbank.com.

The Company is requesting your proxy to vote at the annual meeting. The Board of Directors of the Company recommends that you vote “FOR” the election of each of the nominees for director and “FOR” the ratification of the appointment of our independent auditors. The proxy statement contains information about each of the nominees for directors and the proposal for the ratification of the appointment of independent auditors.

To ensure that your vote is represented at this important meeting, please sign, date and return the proxy card in the enclosed envelope as promptly as possible. As an alternative to using your paper proxy card to vote, you may also vote by telephone or over the internet by following the instructions on your proxy card.

Sincerely,

Andrew J. Ryback
President and Chief Executive Officer

The date of this proxy statement is April 3, 2020.

ii

Notice of Annual Meeting of Shareholders
Plumas Bancorp

To:	The Shareholders of Plumas Bancorp

          Notice is hereby given of the Annual Meeting of Shareholders of Plumas Bancorp. The meeting will be held at the Plumas Bank Credit Administration Building located at 32 Central Avenue, Quincy, California, on Wednesday, May 20, 2020 at 9:30 a.m., for the purpose of considering and voting upon the following matters:

1.	Election of Directors. To elect ten persons to serve as directors of Plumas Bancorp until their successors are duly elected and qualified.

	Michonne R. Ascuaga	Richard F. Kenny
	Steven M. Coldani	Robert J. McClintock
	William E. Elliott	Terrance J. Reeson
	Gerald W. Fletcher	Andrew J. Ryback
	Heidi S. Gansert	Daniel E. West

2.	Ratification of the Appointment of Independent Auditors. To vote on the ratification of the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2020.

3.	Transaction of Other Business. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on April 3, 2020 as the record date for determining shareholders entitled to notice of, and the right to vote at, the meeting.

These matters and other matters relating to the Annual Meeting are described in the attached proxy statement.

You are urged to vote in favor of the election of all of the nominees for directors and “FOR” the ratification of the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2020, by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. As an alternative to using your paper proxy card to vote, you may also vote by telephone or over the internet by following the instructions on your proxy card. If you do attend the meeting, you may withdraw your proxy and vote in person. The proxy may be revoked at any time prior to its exercise.

By Order of the Board of Directors,

Dated: April 3, 2020	Terrance J. Reeson, Secretary

iii

Plumas Bancorp
Proxy Statement

Annual Meeting of Shareholders
May 20, 2020

Plumas Bancorp (the “Company”) is providing this proxy statement to its shareholders in connection with the annual meeting of shareholders to be held at the Plumas Bank Credit Administration Building located at 32 Central Avenue, Quincy, California, on Wednesday, May 20, 2020 at 9:30 a.m. and at any and all adjournments or postponements thereof (the “Meeting”).

The safety of our employees, customers, communities and shareholders is our priority. As part of our precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that the annual meeting could be postponed or moved to another location. At this time, we expect the annual meeting to occur as planned and will take necessary precautions to protect the health and safety of those who attend. If we change the annual meeting date, time or location, we will announce the decision to do so in advance and post details on our website at www.plumasbank.com. The proxies that we are soliciting authorize the proxy holders to vote your shares in accordance with your instructions at any adjournment or postponement of the Meeting.

It is expected that the Company will mail this proxy statement and accompanying notice and form of proxy to shareholders on or about April 10, 2020.

Shareholders may also view this proxy statement and the 2019 Annual Report to Shareholders on the internet at http://materials.proxyvote.com/729273.

General Information

Voting By Proxy. Whether or not you plan to attend the Meeting, you may submit a proxy to vote the shares registered in your name via internet, telephone or mail as more fully described below:

●	By Internet: Go to http://www.proxyvote.com and follow the instructions. You will need information from your proxy card or electronic delivery notice to submit your proxy.

●	By Telephone: Call 1.800.690.6903 and follow the voice prompts. You will need information from your proxy card or electronic delivery notice to submit your proxy.

●	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

If a bank, broker or other nominee holds your shares, you will receive voting instructions directly from the holder of record. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via internet or telephone.

If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations:

●	“FOR” Proposal 1: Election to the Board of all the ten director nominees named in this proxy statement; and

●	“FOR” Proposal 2: Ratification of the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2020.

If other matters properly come before the Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Meeting, including for soliciting proxies to vote in accordance with the recommendations of the Board of Directors (the “Board”) on any of the above items.

Revocability of Proxies and Proxy Voting

You may revoke your proxy at any time before it is exercised by:

●	written notice of revocation delivered to Terrance J. Reeson, Corporate Secretary of Plumas Bancorp, at 35 S. Lindan Avenue, Quincy, California 95971;
●	a properly executed proxy of a later date mailed to the Company;
●	casting a new vote by telephone or internet; or
●	voting in person at the Meeting if you are the record holder.

If you are a street name shareholder and you voted by proxy, you may revoke your proxy by informing the holder of record in accordance with that entity’s procedures. In addition, the powers of the proxy holders will be revoked if the person executing the proxy is present at the Meeting and elects to vote in person. Subject to such revocation or suspension, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Meeting in accordance with the instructions on the proxy.

If no instruction is specified by the shareholder with regard to the matter on the proxy to be acted upon, the proxy holders will vote the shares represented by the proxy “FOR” each of the nominees for directors and “FOR” the ratification of the appointment of Eide Bailly, LLP as our independent auditors for the fiscal year ending December 31, 2020. If any other matter is presented at the meeting, the proxy holders will vote in accordance with the recommendations of management.

Persons Making the Solicitation

The Board of Directors of the Company is soliciting proxies. The Company will bear the expense of preparing, assembling, printing and mailing this proxy statement and the material used in the solicitation of proxies for the Meeting. The Company contemplates that proxies will be solicited principally using the mail, but officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation for the solicitation. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. In addition, the Company may utilize the services of individuals or entities not regularly employed by the Company in connection with the solicitation of proxies, if management of the Company determines that this is advisable.

Voting Securities

The Board of Directors of the Company has fixed April 3, 2020 as the record date for purposes of determining the shareholders entitled to notice of, and to vote at, the Meeting. On April 3, 2020, there were 5,176,032 shares of the Company’s common stock issued and outstanding. Each holder of the Company’s common stock will be entitled to one vote for each share of the Company’s common stock held of record on the Company’s books as of the record date. In connection with the election of directors, shares may be voted cumulatively if a shareholder present at the Meeting gives notice at the Meeting, prior to the voting for election of directors, of his or her intention to vote cumulatively. If any shareholder of the Company gives that notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors to be elected. These votes may be cast for any one nominee or may be distributed among as many nominees as the shareholder sees fit. This proxy statements seeks discretionary authority to cumulate votes. If cumulative voting is declared at the Meeting, votes represented by proxies delivered pursuant to this proxy statement may be cumulated and allocated at the discretion of the proxy holders, in accordance with management’s recommendation.

The ten nominees for director receiving the most votes will be elected. Therefore, shares voted “withhold” and broker non-votes will have no impact on the outcome of the election of directors.

Proposal 2 regarding the ratification of the appointment of the Company’s auditors requires the approval of a majority of the shares represented and voting at the Meeting, with affirmative votes constituting at least a majority of the required quorum. Therefore, shares voted “withhold” and broker non-votes will have no impact on the outcome of Proposal 2 assuming that the affirmative votes constitute at least a majority of the required quorum.

Shareholdings of Certain Beneficial Owners and Management

The following table sets forth, as of March 20, 2020, the number and percentage of shares of the Company’s outstanding common stock beneficially owned, directly or indirectly, by (1) shareholders known by the Company to beneficially own 5% or more of the outstanding shares of the Company’s common stock, (2) by each of the Company’s directors and the executive officers named in the Summary Compensation Table contained in this proxy statement and (3) by all of the Company’s the directors and executive officers as a group. “Beneficial ownership” is determined under the Securities and Exchange Commission (“SEC”) Rules and does not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which a person has sole or shared voting or investment power and shares for such person has the right to acquire such beneficial ownership within 60 days of March 20, 2020. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned or acquirable by exercise of stock options. Management is not aware of any arrangements that may result in a change of control of the Company.

	Amount and Nature of
Beneficial Owner	Beneficial Ownership (1)		Percent of Class (1)
Principal Shareholders that own 5% or more:

Cortopassi Partners, L.P.	476,967	(2)	9.2
Siena Capital Partners GP, LLC	347,747	(3)	6.7

Directors and Named Executive Officers:

Andrew J. Ryback, President, CEO and Director	71,539	(4)	1.4
Richard L. Belstock, EVP and CFO	57,691	(5)	1.1
BJ North, EVP and Chief Banking Officer (CBO) of Plumas Bank	19,200	(6)	*
Daniel E. West, Director and Chairman of the Board	67,000	(7)	1.3
Robert J. McClintock, Director and Vice Chairman of the Board	105,622	(8)	2.0
Terrance J. Reeson, Director and Secretary of the Board	90,481	(9)	1.7
Michonne R. Ascuaga, Director	2,124		*
Steven M. Coldani, Director	21,069	(10)	*
William E. Elliott, Director	80,085	(11)	1.5
Gerald W. Fletcher, Director	39,908	(12)	*
Heidi S. Gansert, Director	1,125	(13)	*
Richard F. Kenny, Director	7,724	(14)	*

All 14 Directors and Executive Officers as a Group	573,368		10.9

*	Less than one percent

(1)

Includes 83,585 shares subject to options held by the directors and executive officers that were exercisable within 60 days of March 20, 2020. In accordance with SEC rules, these are treated as issued and outstanding for the purpose of computing the percentage of each director, named executive officer, and the directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person, including principal shareholders.

(2)

Based solely on information provided by the beneficial owners in a Schedule 13G filed with the SEC on January 25, 2017 by Cortopassi Partners, L.P., Dean A. Cortopassi is President of San Tomo, Inc., the general partner of Cortopassi Partners, L.P. Mr. Cortopassi disclaims beneficial ownership of the shares held by Cortopassi Partners, L.P. except to the extent of his partnership interests therein. The address of the Cortopassi Partners, L.P. is 11292 North Alpine Road, Stockton, California 95212.

(3)

Based solely on information provided by the beneficial owners in a Schedule 13G/A filed with the SEC on February 6, 2019. Siena Capital Partners GP, LLC. is the general partner of each of Siena Capital Partners I, L.P. and Siena Capital Partners Accredited, L.P. Siena Capital Partners I, L.P. may be deemed to beneficially own 338,820 shares of common stock of the Company, Siena Capital Partners Accredited, L.P. may be deemed to own 8,927 shares of common stock of the Company, and Siena Capital Partners GP, LLC. may be deemed to own 347,747 shares of common stock of the Company. The address of the Siena entities is 100 North Riverside Plaza, Suite 1630 Chicago, Illinois 60606.

(4)

Mr. Ryback has shared voting and investment powers as to 30,000 of these shares. Includes 13,400 shares that Mr. Ryback has the right to acquire upon the exercise of stock options within 60 days of March 20, 2020.

(5)	Includes 12,600 shares that Mr. Belstock has the right to acquire upon the exercise of stock options within 60 days of March 20, 2020.

(6)	Includes 19,200 shares that Ms. North has the right to acquire upon the exercise of stock options within 60 days of March 20, 2020.

(7)

Mr. West has shared voting and investment powers as to 36,974 of these shares and sole voting powers but shared investment powers as to 16,794 of these shares. Includes 4,450 shares that he has the right to acquire upon the exercise of stock options within 60 days March 20, 2020.

(8)

Mr. McClintock has shared voting and investment powers as to 54,149 of these shares and sole voting powers but shared investment powers as to 6,000 of these shares. Includes 2,850 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 20, 2020.

(9)	Includes 7,650 shares that Mr. Reeson has the right to acquire upon the exercise of stock options within 60 days of March 20, 2020.

(10)

Mr. Coldani has shared voting and investment powers as to 9,156 of these shares. Mr. Coldani has no voting powers as to 1,780 of these shares. Includes 5,250 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 20, 2020.

(11)

Mr. Elliott has shared voting and investment powers as to 75,600 of these shares. Includes 4,485 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 20, 2020.

(12)

Mr. Fletcher has shared voting and investment powers as to 36,213 of these shares. Includes 3,650 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 20, 2020.

(13)	Ms. Gansert has shared voting and investment powers as to 1,125 of these shares.

(14)	Mr. Kenny has shared voting and investment powers as to these shares. Includes 1,250 shares that he has the right to acquire upon the exercise of stock options within 60 days of March 20, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC during and with respect to the Company’s 2019 fiscal year and each Reporting Persons’ written representations as to whether a Form 5 was required to be filed with respect to 2019, no director, executive officer or beneficial owner of 10% or more of the Company’s common stock failed to file, on a timely basis, reports required during or with respect to 2019 by Section 16(a) of the Securities Exchange Act of 1934, as amended, except for Ms. Ascuaga who inadvertently failed to timely file one report on Form 4 with respect to two transactions and Mr. Wilson, former Chief Credit Officer of the Company, who inadvertently failed to timely file one report on Form 4 with respect to two transactions.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors (the “Board”) has nominated each of the persons listed below for election as directors at the Meeting to serve until the 2021 Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes of the proxy holders will be cast in such a manner as to affect the election of all ten nominees, as appropriate, or as many as possible under the rules of cumulative voting. The ten nominees receiving the most votes will be elected directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board. The Board has no reason to believe that any of the nominees named below will be unable to serve if elected. Additional nominations for directors may only be made by complying with the nomination procedures set forth in the Company’s Bylaws. See “Shareholder Proposals - Nomination of Director Candidates.”

The following table sets forth the names of, and certain information concerning, the persons to be nominated by the Board for election as directors of the Company. Each of the nominees is currently a director of the Company and the Company’s subsidiary, Plumas Bank (the “Bank”).

		Year First
Name and Title		Appointed
Other than Director	Age	Director	Principal Occupation During the Past Five Years

Daniel E. West Chairman of the Board	66	1997	President, Graeagle Land & Water Co., a land management company. President, Graeagle Water Co, a private water utility, Graeagle, CA.

Robert J. McClintock Vice Chairman of the Board	62	2008	Certified Public Accountant, co-owner of McClintock Accountancy Corporation, Tahoe City, CA.

Terrance J. Reeson Secretary of the Board	75	1984	Retired.

Michonne R. Ascuaga	58	2019	Retired.

Steven M. Coldani	67	2013	President, Owner/Broker, Coldani Realty Inc. and co-owner of Graeagle Associates Realtors; a managing member of Coldani Farming, LLC, a diversified farming company, Lodi, CA.

William E. Elliott	79	1987	Retired.

Gerald W. Fletcher	77	1988	Forest Products Wholesaler, Susanville, CA.

Heidi S. Gansert	56	2019	Executive Director of External Relations at University of Nevada, Reno and Nevada state senator.

Richard F. Kenny	72	2017	Retired.

Andrew J. Ryback	54	2016	President and CEO of Plumas Bancorp and Plumas Bank.

Experience and Qualifications

The following is a brief description of the business experience of our each nominee and the experience and qualification that the Corporate Governance & Compensation Committee considered in nominating them to serve as Directors. Unless otherwise specified, each nominee has held his or her current position of employment or has been retired for at least five years.

Daniel E. West

Chairman of the Board

Director since 1997

Mr. Daniel E. West has lived in Graeagle, California since 1958. He is president of Graeagle Land and Water Company, a land management company, and Graeagle Water Company, a private water utility. Mr. West is a managing member of Graeagle Timber Company, LLC. He also serves as a director on the boards of Graeagle Fire Protection District and California Water Association. Mr. West graduated from the University of the Pacific, Stockton, California where he received a Bachelor of Science degree in Business Administration. Mr. West’s valuable business acumen, his extensive experience on various and diverse boards, and his deep ties to his community highly qualify him for service as a member of the Board and Chairman.

Robert J. McClintock

Vice Chairman of the Board

Director since 2008

Mr. Robert J. McClintock has lived in Tahoe City, California for over 30 years. He is a Certified Public Accountant and is a shareholder of McClintock Accountancy Corporation headquartered in Tahoe City, California. As a CPA, Mr. McClintock brings strong accounting and financial skills important to the oversight of the Company’s financial reporting, enterprise and operational risk management, a LLC nd he qualifies as an audit committee financial expert for the Board’s audit committee. Mr. McClintock is Troop Committee Chairman for Scouts BSA Troop 266. He is also a board member and Treasurer of the Kiwanis Club of North Lake Tahoe and has served previously as President. He is a member of the advisory board for the Tahoe Truckee Excellence in Education Foundation and has served previously as Treasurer. Mr. McClintock attended Michigan Tech University where he received his Bachelor of Science degree in Business Administration.

Terrance J. Reeson

Secretary of the Board

Director since 1984

Mr. Terrance J. Reeson has lived in Quincy, California for over 50 years.  He is a retired U.S. Forest Service Aviation Officer for the Plumas National Forest. Mr. Reeson is active in his community and is a former executive director of the Quincy Chamber of Commerce.  Mr. Reeson’s relevant experience qualifying him for service as a director includes extensive government service, leadership experience, and widespread civic and community involvement.

Michonne R. Ascuaga

Director

Director since 2019

Ms. Michonne R. Ascuaga is a native northern Nevadan and has 30 years of experience working at John Ascuaga’s Nugget, serving as its CEO for the last 16 years until its sale in 2013. From 2015 to 2016 Ms. Ascuaga served as Commissioner for the Nevada State Gaming Commission. Having served on numerous boards over the years, Ms. Ascuaga currently sits on the boards of Northern Nevada Medical Center, Bishop Manogue Catholic High School, and the Institutional Advisory Council of Truckee Meadows Community College.  She received her Bachelor of Science degree in Mathematics from Santa Clara University and her Master of Business Administration from Stanford University.  Ms. Ascuaga’s extensive management experience, leadership skills and her knowledge of and involvement in the community well qualifies her for service as a director of the Company.

Steven M. Coldani

Director

Director since 2013

Mr. Steven M. Coldani was born and raised in Lodi, California. He is a licensed real estate broker and the president and owner of Coldani Realty Inc. in Lodi, California; he is also co-owner of Graeagle Associates Realtors in Graeagle, California since 1992. In addition, Mr. Coldani is a managing member of Coldani Farming, LLC, a diversified farming company producing various row crops such as olives and grapes, hay and livestock. Mr. Coldani graduated from the University of the Pacific, Stockton, California where he received a Bachelor of Science degree in Business and Public Administration. Mr. Coldani’s relevant experience qualifying him for service as a member of the Board includes his familiarity with the real estate markets in which we operate, a broad range of management and community service experience including his service on the board of Community Business Bank, and his membership in the Lodi District Chamber of Commerce, the California Farm Bureau, the Lodi Association of Realtors and the Plumas Association of Realtors. He is also a past director of the California Association of Realtors.

William E. Elliott

Director

Director since 1987

Mr. William E. Elliott joined Plumas Bank in 1987 as President and Chief Executive Officer and retired in 2005. He has been in the banking industry for over 50 years holding various management and board positions; this experience highly qualifies him for service as a board director. Mr. Elliott graduated from California State University, Sacramento where he received a Bachelor of Science degree in Accounting and a Master’s in Business Administration. He also graduated from the Pacific School of Banking at the University of Washington. Mr. Elliott is very active in his community; he is a director and former chairman of the Feather River Community College Board, and he is a former chairman and director on the Plumas District Hospital Board, both in Quincy, California. He has been a member of the Rotary Club for over 40 years. Our Board of Directors benefits from Mr. Elliot’s in-depth knowledge of the Company gained through his position as our former President and Chief Executive Officer, including with respect to its operations, strategy, financial condition, and competitive position.

Gerald W. Fletcher

Director

Director since 1988

Mr. Gerald W. Fletcher has lived in Susanville, California since 1956 and is a retired rancher, realtor, and insurance agent. He is a former director of Sierra Security Bank. Mr. Fletcher owns and operates Fletcher Christmas Trees. He was also a reforeststation contractor and has planted millions of trees throughout Northern California. He is a member and past president of Lassen County Cattleman’s Association and a member of the Lassen County Farm Bureau. Mr. Fletcher’s relevant experience qualifying him for service as a member of the Board is comprised of a broad range of management and community service including his past service as Lieutenant in the Susanville Volunteer Fire Department, a past 4-H Leader, and previous experience as bank director.

Heidi S. Gansert

Director

Director since 2019

Ms. Heidi S. Gansert resides in Reno and has over 30 years of management experience. She has served as the Executive Director of External Relations at the University of Nevada, Reno since 2012. In this role, Ms. Gansert works with economic development agencies throughout the state of Nevada, leading the University's Economic Development Task Force, which promotes economic development, business and outreach partnerships between the University and the community. Ms. Gansert has served in Nevada’s part-time legislature as a state senator since 2016. She previously served as Chief of Staff to Nevada Governor Brian Sandoval from January 2011 to September 2012 and prior to that as the assemblywoman representing District 25 in the Nevada State Legislature from 2004 to 2010. Her time in the executive and legislative branches of state government include roles related to business, education, economic development, workforce training, and energy. Ms. Gansert is active in her community and serves on the boards of the Economic Development Authority of Western Nevada (EDAWN) and Reno’s newly created Downtown Reno Partnership, a business improvement district formed to make downtown Reno safer, cleaner and friendlier. Ms. Gansert is an engineering graduate of Santa Clara University and holds a Masters’ degree in Business Administration from the University of Nevada, Reno. Ms. Gansert’s experience with economic development, knowledge of and involvement in the northern Nevada region and extensive leadership experience qualify her for service as a member of the Board.

Richard F. Kenny

Director

Director since 2017

Richard F. Kenny resides in Reno, Nevada and has over 40 years of management experience in Operations, Information systems, Strategic planning and Credit Risk Management. Before retiring in 2010, he was the founding President and CEO of Charles Schwab Bank, a subsidiary of the Charles Schwab brokerage corporation. Prior to that, he served in a variety of management roles with Citibank, both domestic and international. He is actively involved with KNPB public television and the Food Bank of Northern Nevada in the Reno community. He graduated from Northwestern University in Evanston, Illinois with a Bachelor of Science degree in Business Administration and Marketing and received his MBA in Finance from the University of Chicago. Mr. Kenny’s relevant experience qualifying him for service as a member of the Board includes his extensive leadership experience, knowledge of the financial industry and community involvement.

Andrew J. Ryback

Director, President and CEO

Director since 2016

Andrew J. Ryback is the President and Chief Executive Officer of Plumas Bank and its holding company, Plumas Bancorp. He joined Plumas Bank in July 2001 and became a member of the Company's Board of Directors in 2016. Mr. Ryback received his Bachelor of Science degree in Business Administration from California State University, Northridge. He is a Certified Public Accountant and a graduate of Pacific Coast Banking School. Mr. Ryback actively serves in a variety of national, regional and local organizations: He was appointed to the Federal Reserve Board's Community Depository Institutions Advisory Council (CDIAC) in 2020 and is the chairman of the Federal Reserve Bank of San Francisco's CDIAC, on which he has served since 2017. Mr. Ryback is also the California Delegate to the Federal Delegate Board of the Independent Community Bankers of America (ICBA), he serves on ICBA's Bank Education Committee, and he is on the board of the California Community Banking Network. Furthermore, Mr. Ryback is past president of the Rotary Club of Quincy and is currently serving as an assistant governor for Rotary District 5190. Locally, he serves on the Board of Directors of Plumas District Hospital and as Commissioner and Treasurer for the Quincy Fire Protection District where he previously served as a volunteer firefighter.

All nominees will continue to serve if elected at the Meeting until the 2021 annual meeting of shareholders and until their successors are elected and have been qualified. None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Company acting within their capacities as such. There are no family relationships between any of the directors of the Company. No director of the Company serves as a director of any company that has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

Board Matters

The Board of Directors and Committees

During 2019, the Company’s Board of Directors met 13 times. None of the Company’s directors attended less than 75 percent of all Board of Directors meetings and committee meetings of which they were members. The Company does not have a policy requiring director attendance at its annual meeting; however, most directors attend the meeting as a matter of course. Nine directors (all of the then-current directors) attended the 2019 annual meeting of shareholders. The Board has established, among others, an Audit Committee and a Corporate Governance & Compensation Committee, which serves as a nominating committee and a compensation committee, and each of these committees have charters. Charters for each of these committees are available on the Company’s website, www.plumasbank.com.

Shareholder Communication with the Board of Directors

If you wish to communicate with the Board of Directors or the Chairman of the Board you may send correspondence to the Corporate Secretary, Plumas Bancorp, 35 S. Lindan Avenue, Quincy, California 95971. The Corporate Secretary will perform a review of such correspondence to ensure that communications forwarded to the Board or the Chairman preserve the integrity of the process. For example, items that are unrelated to the duties and responsibilities of the Board or the Chairman such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements (the “Unrelated Items”) will not be forwarded. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded. Any communication that is relevant to the conduct of the Company’s business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Chairman and any other independent director on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with the Company’s management and specifically instruct that any personal employee complaints be forwarded to the Company’s Human Resources Department.

Board Role in Risk Oversight

The Board’s duties include understanding and assessing risks to the Company and monitoring the management of those risks. To fulfill this responsibility the directors are expected to attend all Board meetings and meetings of the committees on which they serve and review materials in advance of the meetings. Each meeting includes a review of the activities of each board committee including the committee’s activities related to risk management. Each of our board committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the Board of Directors on its findings.

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Corporate Governance & Compensation Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes and reviews risks related to compensation matters. Our Loan Committee regularly reviews the Company’s lending policies, evaluates the adequacy of our allowance for loan losses, and approves the Company’s larger extensions of credit. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board through its review of the Company’s compliance with regulations set forth by its regulatory authorities, including the FDIC and recommendations contained in regulatory examinations. The Company’s chief compliance officer regularly reports to and meets with the Corporate Governance & Compensation Committee.

With respect to risk related to compensation matters, the Corporate Governance & Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. On December 19, 2018, the Board approved the Company’s cash non-equity incentive plan for 2019 (See “Executive Compensation – Non-Equity Incentive Plan.”) No individual officer’s earnings under the 2019 non-equity incentive plan exceeded $60,266, except for Mr. Ryback who earned an incentive of $143,499. The Corporate Governance & Compensation Committee concluded that the 2019 non-equity incentive plan did not encourage unnecessary or excessive risk taking. The other significant source of compensation to executives is in the form of long-term equity awards that are important to help further align executives’ interests with those of the Company’s shareholders. The Corporate Governance & Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Corporate Governance & Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance & Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term shareholder value creation and does not encourage the taking of short-term risks at the expense of long-term results.

Leadership Structure of Board

The Board believes that the Company and its shareholders are best served by having an independent Board Chairman and a separate CEO. We separate these roles in recognition of the differences between the two roles. The CEO is responsible for day-to-day leadership and performance of the Company, while the Chairman of the Board provides strategic guidance to the CEO and presides over meetings of the full Board.

Code of Ethics

The Board of Directors has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer and principal financial officer) and financial personnel, known as the Corporate Governance Code of Ethics. This Code of Ethics Policy is available on the Company’s website at www.plumasbank.com. Shareholders may request a free copy of the Code of Ethics Policy from Plumas Bancorp, Ms. Elizabeth Kuipers, Investor Relations, 35 S. Lindan Avenue, Quincy, California 95971. Additionally, a copy of the Company’s Corporate Governance Code of Ethics can be accessed at http://www.plumasbank.com. Click on the “Investor Relations” tab, then the “Corporate Information” tab and then “Governance Documents.”

Director Independence

The Board has determined that each of the following non-employee directors are “independent” within the meaning of the listing standards and rules of NASDAQ.

Michonne R. Ascuaga	Richard F. Kenny
Steven M. Coldani	Robert J. McClintock
Gerald W. Fletcher	Terrance J. Reeson
Heidi S. Gansert	Daniel E. West

Mr. Ryback is not independent because he is an employee of the Company. The Board has not determined that Mr. Elliott is independent because he is the Company’s former President and Chief Executive Officer and receives retirement benefits from the Company.

Audit Committee

The Company has an Audit Committee composed of Mr. McClintock, Chairman, Ms. Ascuaga and Messrs.  Kenny and Reeson. The Board has determined that each member of the Audit Committee meets the independence and experience requirements of the listing standards of NASDAQ and the SEC rules applicable to audit committee members. The Board has also determined that Mr. McClintock is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and NASDAQ’s listing standards.

The Audit Committee met ten times during 2019. The Audit Committee reviews all internal and external audits including the audit by Eide Bailly, LLP, the Company’s independent auditor for 2019. The Audit Committee reports any significant findings of audits to the Board of Directors and ensures that the Company’s internal audit plans are met, programs are carried out, and deficiencies and weaknesses, if any, are addressed. The Audit Committee meets regularly to discuss and review the overall audit plan. The Audit Committee’s policy is to pre-approve all recurring audit and non-audit services provided by the independent auditors using engagement letters. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding all services provided by the independent auditors and fees associated with those services performed to date. The fees paid to the independent auditors in 2019 and 2018 were approved per the Audit Committee’s pre-approval policies.

Audit Committee Report

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the Acts.

The Board of Directors and the Audit Committee have reviewed the Company’s audited financial statements and discussed such statements with management. The Audit Committee has discussed with Eide Bailly, LLP, the Company’s independent auditors during the year 2019, all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees) and Rule 2-07 (Communication with Audit Committees) of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent external audit firm’s examination of the financial statements. The Committee also discussed the results of internal audits.

The Audit Committee has also received the written disclosures and the letter from Eide Bailly, LLP as required by the PCAOB’s Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

THE AUDIT COMMITTEE:

Robert J. McClintock, Chairman
Michonne R. Ascuaga
Terrance J. Reeson
Richard F. Kenny

Corporate Governance & Compensation Committee

The Company has a Corporate Governance & Compensation Committee which met six times during 2019. The Corporate Governance & Compensation Committee consists of Mr. Kenny, Chairman, and Messrs. Coldani, Reeson, and West. The Board has determined that Messrs. Kenny, Coldani, Reeson, and West are “independent” within the meaning of the listing standards and rules of NASDAQ, including those applicable to compensation committee members. The Corporate Governance & Compensation Committee, which functions as the Board’s nominating and compensation committees, provides assistance to the Board by identifying qualified individuals as prospective Board members, recommends to the Board the director nominees for election at the annual meeting of shareholders, nominates the Chairperson and Vice-Chairperson of the Board, oversees the annual review and evaluation of the performance of the Board and its committees, and develops and recommends corporate governance guidelines to the Board of Directors.

The Corporate Governance & Compensation Committee at least annually reviews, adjusts (as appropriate), and approves the Company’s directors’ compensation, including cash, equity, or other compensation for service on the Board, any committee of the Board, and as Chairperson of the Board or any committee of the Board. The Corporate Governance & Compensation Committee at least annually reviews, adjusts (as appropriate) and approves the Chief Executive Officer’s compensation, provides advice and consents to the Chief Executive Officer in the review and adjustment of executive officer compensation (other than the Chief Executive Officer), approves the compensation strategy for the Company’s employees, reviews and recommends for approval by the Board all equity-based compensation, including stock options and stock grants, and approves other personnel matters, which are in excess of management’s authority.

The Corporate Governance & Compensation Committee does not have any written specific minimum qualifications or skills that the committee believes must be met by either a committee-recommended or a shareholder-recommended candidate to serve on the Board. The Corporate Governance & Compensation Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Corporate Governance & Compensation Committee or the Board decided not to re-nominate a member for re-election, the Corporate Governance & Compensation Committee identifies the desired skills and experience of a new nominee in light of the following criteria. While no specific diversity policy exists, in practice, when identifying and evaluating new directors, the Corporate Governance & Compensation Committee considers the diversity and mix of the existing members of the Board, including, but not limited to, such factors as: the age of the current directors, their geographic location (being a community bank, there is a strong preference for local directors), background, skills, and employment experience. Among other things, when examining a specific candidate’s qualifications, the Corporate Governance & Compensation Committee considers the candidate’s ability to represent the best interest of the Company; existing relationships with the Company; interest in the affairs of the Company and its purpose; ability to fulfill director responsibilities; leadership skills; reputation within the Company’s community; community service; integrity; business judgment; ability to develop business for the Company; and ability to work as a member of a team. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Committee does not discriminate against prospective nominees on the basis of race, religion, national origin, gender, sexual orientation, disability or any other basis proscribed by law. All nominees to be considered for election as directors at the Meeting were recommended by the Corporate Governance & Compensation Committee.

The Corporate Governance & Compensation Committee will consider nominees to the Board proposed by shareholders, although the Board has no formal policy with regard to shareholder nominees as it considers all nominees on their merits as aforementioned. Any shareholder nominations proposed for consideration by the Board may only be made by complying with the nomination procedures set forth in the Company’s Bylaws. See “Shareholder Proposals - Nomination of Director Candidates.” Any such notices should be addressed to:

Chairman of the Board

Plumas Bancorp
35 S. Lindan Avenue
Quincy, CA 95971

Executive Officers

     The following table sets forth information concerning the executive officers of the Company and the Bank:

Name	Age	Position and Principal Occupation for the Past Five Years
Andrew J. Ryback	54	President and Chief Executive Officer of the Company and the Bank since November 16, 2011.

Richard L. Belstock	63	Executive Vice President of the Company and the Bank since July 18, 2012. Chief Financial Officer of the Company and the Bank since November 16, 2011.

Aaron M. Boigon	44	Executive Vice President and Chief Information Officer of the Bank since April 1, 2018. Senior Vice President and Director of Information Technology of the Bank since April 1, 2015.

B J North	69	Executive Vice President and Chief Banking Officer of Plumas Bank since January 2018. Executive Vice President of Retail Banking, Marketing and Commercial Lending of the Bank since July 2011.

Jeffrey T. Moore	63

Executive Vice President and Chief Credit Officer of the Bank since February 21, 2019. Senior Vice President, Credit Administrator of the Bank since January 2018. Previously Executive Vice President and Chief Credit Officer of Community 1st Bank.

Executive Compensation

The following tables sets forth information concerning the compensation earned by the Company’s President and Chief Executive Officer and the two other most highly compensated executive officers during 2019 (collectively, the “named executive officers.”)

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Andrew J. Ryback President and CEO of the Company and Plumas Bank	2019 2018	$ 335,252 $ 300,009	$0 $0	$0 $0	$ 63,938 $ 0	$ 143,499 $ 166,575	$ 0 $ 0	$ 17,693 $ 14,694	$ 560,382 $ 481,278
Richard L. Belstock EVP and CFO of the Company and Plumas Bank	2019 2018	$ 206,525 $ 190,100	$0 $0	$0 $0	$ 42,625 $ 0	$ 60,266 $ 63,614	$ 0 $ 0	$ 10,105 $ 7,863	$ 319,521 $ 261,577
BJ North EVP and Chief Banking Officer of Plumas Bank	2019 2018	$ 199,363 $ 182,450	$0 $0	$0 $0	$ 42,625 $ 0	$ 58,036 $ 63,414	$ 0 $ 0	$ 9,062 $ 7,955	$ 309,086 $ 253,819

(1)	The Company did not grant any stock awards in 2019 or 2018.
(2)

The amounts reported in this column represent the aggregate grant date fair value of stock option awards in accordance with Financial Accounting Standards Board Accounting Standard Codification No. 718-10. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For additional information regarding this valuation methodology and the assumptions used to arrive at the estimates, please refer to Note 2, to the Company’s consolidated financial statements included in the Company’s Annual Report to Shareholders for the year ended December 31, 2019. The Company did not grant any option awards to the named executive officers in 2018.

(3)

The amounts in column (i) include premiums paid and accrued on life insurance policies (Mr. Ryback), personal use of a Company automobile (Mr. Ryback and Ms. North), tax gross ups, Company-provided gasoline, Company 401(k) matching contribution and cell phone allowance.

Non-Equity Incentive Plan

On December 19, 2018, the Board approved the Company’s cash non-equity incentive plan for 2019 (the “2019 Incentive Plan”). Eligible employees under the 2019 Incentive Plan include all employees of the Company’s subsidiary, Plumas Bank (the “Bank”), who are regularly scheduled to work at least 20 hours per week. The aggregate bonus pool is comprised of two pools, one for officers and one for all other employees. The officers’ portion represents 90.9% of the combined pools. Incentives are payable under the 2019 Incentive Plan once the Bank has reached 80% of targeted pretax, pre-bonus income. The maximum total bonus available for distribution was $1.9 million at 120% of targeted pretax, pre-bonus income and the maximum total bonus available for the officers’ pool was $1.7 million. At target, the officers’ bonus pool would total $1.2 million. Up to 13% of the officers’ pool could be allocated to the Company’s Chief Executive Officer (“CEO”). Each Executive Vice President (“EVP”) could earn up to 5% of the officers’ bonus pool.

Under the 2019 Incentive Plan, the CEO’s bonus opportunity was based on the following performance measures and percentages: 46% based on pretax, pre-bonus income targets, 15% based on the attainment of performance goals, 15% based on various performance metrics and 24% based on the CEO’s performance during 2019 as evaluated by the Company’s Corporate Governance & Compensation Committee. For the EVPs, bonus opportunity was 56% based on pretax, pre-bonus income targets, 16% based on the attainment of performance goals, 8% based on various performance and the remaining 20% based on the CEO’s evaluation of the EVP’s performance during 2019. Specific goals for the CEO include targeted increases in loans and deposits, continued improvement in asset quality, implementation of an Electronic Document Management System, and development of a company training program. Metrics include targeted levels of Return-on-Equity and Return-on-Assets (calculated on a pre-tax basis) compared to a select group of peer institutions. At target, the maximum amount of incentive payment that could be earned by the CEO was $154,000 and for each EVP the maximum incentive payable at target averaged $59,000. At 120% or more of target, the maximum amount of incentive payment that could be earned by the CEO was $222,000 and for each EVP the maximum incentive payable averaged $86,000. The Board could terminate or modify the 2019 Incentive Plan and all payouts are subject to approval by the Corporate Governance & Compensation Committee. A bonus pool of $1.3 million was accrued under the 2019 Incentive Plan based on the Bank achieving budgeted pretax, pre-bonus income and meeting all the performance goals and metrics. A total of one hundred sixty-four employees received bonus payments under the 2019 Incentive Plan, which were paid during the first quarter of 2020.

Incentives earned by the named executive officers under the 2019 Incentive Plan were as follows:

	Incentive Earned Based on:
Executive	Pretax Income	Goals	Metrics	Performance	Total
Andrew J. Ryback	$70,573	$14,115	$23,524	$35,287	$143,499
Richard L. Belstock	$32,934	$5,176	$4,705	$17,451	$60,266
BJ North	$32,934	$5,646	$4,705	$14,751	$58,036

Stock Option Awards

The Board considers equity compensation in the form of stock option awards to be an important component of its total compensation package because it helps align the interests of the Company’s executives to those of its shareholders and provides a significant retention incentive. During 2013 the Company’s shareholders approved the Plumas Bancorp 2013 Stock Option Plan (the “2013 Plan”), which allows for the granting of stock option awards to directors, executives and employees. The 2013 Plan has a term of 10 years. Up to 500,000 shares of common stock may be issued pursuant to awards of stock options under the 2013 Plan. The Corporate Governance & Compensation Committee approves and recommends to the Board for its approval all stock option grants. The Company makes grants of equity-based compensation only at fair market value of our stock at the time of grant. The exercise price of stock options is set at the closing stock price on the date of grant. All option grants have a maximum vesting period of five years and expire no more than 10 years from the date of grant.

During 2019, the Company granted a total of 103,200 stock options under the 2013 Plan to officers at the level of Senior Vice President or above, including Mr. Ryback (14,400 shares), Mr. Belstock (9,600 shares) and Ms. North (9,600 shares). The options were granted on October 21, 2019, have an exercise price of $21.45 per share, vest in four equal annual installments over a four-year period and expire eight years after the date of grant.

During 2018, the Company granted a total of 56,000 stock options to Company officers; however, we choose to grant these only to officers who had not previously been granted shares under the 2013 Plan.

The Company incorporates the officer’s position level in the determination of the total value of the equity-based compensation to be included in the officer’s total compensation. Generally, the higher the officer’s level, the more options that may be granted to the officer. Additional options may be granted to an individual based on outstanding achievement. This is consistent with the Company’s philosophy of rewarding those officers who have the most impact on our performance.

Post-Employment Benefits and Potential Payments Upon Termination or Change of Control

We consider providing significant post-employment benefits in the form of salary continuation benefits to our executives as an important long-term component of their total executive compensation to reward them for their service and loyalty to the Company. These post-employment benefits also help us retain executives because the benefits are subject to vesting over a period of years.

In 2005 the Company entered into a salary continuation agreement with Mr. Ryback. The purpose of the salary continuation agreement is to provide a special incentive to the experienced executive officer to continue employment with the Company on a long-term basis. The 2005 agreement provides Mr. Ryback with salary continuation benefits of up to $62,000 per year for 15 years after retirement at age 65. On April 1, 2016 this agreement was amended to increase Mr. Ryback’s annual benefit from $62,000 to $80,000 per year. On April 1, 2019 this agreement was amended to increase Mr. Ryback’s annual benefit from $80,000 to $125,000. If Mr. Ryback terminates employment with the Company for a reason other than death or disability prior to the retirement age of 65, he will be entitled to salary continuation benefits at a reduced amount depending on the length of service with the Company. The vesting of salary continuation benefits for Mr. Ryback occurs at a rate that provides for a 90% vesting at age 60 and 2% per year for the next five years of service. In the event of death prior to retirement, Mr. Ryback’s beneficiary is entitled to a portion of the death benefits pursuant to a split dollar agreement. In the event of disability wherein Mr. Ryback does not continue employment with the Company, he is entitled to salary continuation benefits, at a reduced amount depending on the length of service with the Company, beginning at age 65 or on the date on which he is no longer entitled to disability benefits under the Company’s group disability insurance, whichever is earlier.

If Mr. Ryback’s employment terminates within a period of 24 months after a change in control of the Company, the unvested portion of his salary continuation benefits would vest and the payment of the salary continuation benefits would begin the month following the month of termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code.

The salary continuation benefits are informally funded by single premium life insurance policies with Mr. Ryback as the insured party and the Company as the beneficiary of the policies. The Company has entered into a split dollar agreement with Mr. Ryback in which the Company agrees to divide the net death proceeds of life insurance policies on Mr. Ryback’s life with Mr. Ryback’s beneficiary. However, Mr. Ryback’s rights or interests in the split dollar policies no longer exist once he ceases to be employed by the Company for any reason whatsoever prior to normal retirement age, provided that he has received or had the opportunity to receive any benefit under his executive salary continuation agreement. The Company has agreed to pay the taxes on the imputed income on the life insurance benefit provided to Mr. Ryback under the split dollar agreement.

On April 1, 2016, the Company entered into salary continuation agreements with Mr. Belstock and Ms. North.  The 2016 agreement provides Mr. Belstock with salary continuation benefits of up to $54,000 per year for 10 years, subject to his continuous employment through March 31, 2026. The 2016 agreement provides Ms. North with salary continuation benefits of up to $48,000 per year for 10 years, subject to her continuous employment through March 31, 2026. On April 1, 2019 these agreements were amended to increase Mr. Belstock’s annual benefit from $54,000 to $76,500 per year and Ms. North’s annual benefit from $48,000 to $70,500 per year. If Mr. Belstock or Ms. North terminates employment with the Company for a reason other than a change in control prior to the retirement date of March 31, 2026, he/she will be entitled to salary continuation benefits at a reduced amount depending on their length of service with the Company.  In the event that Mr. Belstock or Ms. North terminates their employment with the Company or its successor within a period of 24 months after a change in control, he/she is entitled to the full vesting of their salary continuation payments and the payment of the salary continuation benefits beginning with the month following the month of termination, subject to the reduction of benefits if the benefits result in a limitation of deductibility of such benefits for the Company under Section 280G of the Internal Revenue Code.

Perquisites

          The Company offers a qualified 401(k) plan in which the named executive officers participate on the same terms as all other employees. During 2019 the Company’s contributed a matching amount of 30% of the employee’s contribution up to a total of 3% of the employee’s compensation totaling $231,000. During 2018 the Company’s contribution totaled $176,000 consisting of a matching amount of 30% of the employee’s contribution up to a total of 2.4% of the employee’s compensation. The Company also offers its executives medical, dental, and vision plans under the same terms to all employees. Other perquisites and benefits, which do not represent a significant portion of the named executive’s total compensation, include for Mr. Ryback and Ms. North a Company provided automobile and maintenance on the automobile. For Mr. Ryback the payment of his portion of the split dollar insurance premium. For Messrs. Ryback and Belstock and for Ms. North a monthly allowance to cover the business portion of their cellular phone use, gasoline for business use in their automobiles and tax gross ups on selected perquisites. These plans and the contributions we make to them provide an additional benefit to attract and retain executive officers of the Company.

Outstanding Equity Awards as of December 31, 2019

The following table shows all outstanding option awards held by NEOs as of December 31, 2019.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)

Andrew J. Ryback	0 (1) 9,800 (2)	14,400 3,600	N/A	$21.45 $8.75	10/21/2027 02/16/2024

Richard L. Belstock	0 (1) 7,200 (2) 6,050 (3)	9,600 2,400 0	N/A	$21.45 $8.75 $6.32	10/21/2027 02/16/2024 04/27/2022

BJ North	0 (1) 7,200 (2) 9,600 (3)	9,600 2,400 0	N/A	$21.45 $8.75 $6.32	10/21/2027 02/16/2024 04/27/2022

(1)	Options were granted 10/21/2019, have an eight-year life and vest 25% per year beginning 10/21/2020
(2)	Options were granted 2/17/2016, have an eight-year life and vest 25% per year beginning 2/17/2017
(3)	Options were granted 4/28/2014, have an eight-year life and vest 25% per year beginning 4/28/2015

There are no outstanding stock awards.

Compensation of Directors

      The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2019.

Director Compensation Table
Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Daniel E. West (Chairman)	$39,000	N/A	$14,208	N/A	N/A	$0	$53,208
Robert J. McClintock (Vice Chairman, Audit Committee Chair) (3)	$38,001	N/A	$14,208	N/A	N/A	$0	$52,209
Gerald W. Fletcher (Loan Committee Chair) (3)	$38,001	N/A	$14,208	N/A	N/A	$0	$52,209
Michonne R. Ascuaga (4)	$27,500	N/A	$14,208	N/A	N/A	$0	$41,708
Heidi S. Gansert (5)	$11,000	N/A	$14,208	N/A	N/A	$0	$25,208
All other Non-Employee Directors (6)	$33,000	N/A	$14,208	N/A	N/A	$0	$47,208

(1)

During 2019, non-employee directors other than Chairman, Audit Committee Chair and Loan Committee Chair each received $2,750 per month for serving on the Company’s and Plumas Bank’s Board of Directors. The Chairman received $3,250 per month.

(2)

On October 21, 2019, the Company granted to each of its non-employee directors 3,200 in non-qualified stock options with an exercise price of $21.45 per share. The options vest 25% per year beginning on October 21, 2020 and have an eight-year life. Vesting accelerates upon a change of control of the Company. As of December 31, 2019, Mr. West held options to purchase 8,900 shares of common stock; Mr. Fletcher held options to purchase 8,100 shares of common stock; Mses. Gansert and Ascuaga each held options to purchase 3,200 shares of common stock; Mr. Kenny held options to purchase 5,700 shares of common stock; Mr. McClintock held options to purchase 7,300 shares of common stock; Mr. Coldani held options to purchase 9,700 shares of common stock; Mr. Reeson held options to purchase 12,100 shares of common stock; and Mr. Elliot held options to purchase 8,935 shares of common stock.

(3)	The Audit Committee and Loan Committee Chairs received $3,166.76 per month.

(4)	Ms. Ascuaga joined the Board in March 2019 and received ten months of payment.

(5)	Ms. Gansert joined the Board in September 2019 and received four months of payment.

(6)	Includes Steven M. Coldani, William E. Elliott, Richard F. Kenny, and Terrance J. Reeson.

Director Retirement Agreements

The Company has entered into Director Retirement (fee continuation) Agreements with its non-employee Directors excluding Messrs. Elliott and Kenny and Mses. Ascuaga and Gansert. Mr. Elliott retired as President and Chief Executive Officer of the Company during 2005 and is currently receiving benefits under his executive salary continuation agreement. The purpose of the fee continuation agreements is to provide a retirement benefit to the Board members as an incentive to continue informal service with the Company. The agreements provide for fee continuation benefits of up to $10,000 per year with a term of 12 years after retirement with the exception that Board members Coldani and McClintock’s agreements have a term of 15 years. In the event of death prior to retirement, the beneficiary will receive full fee continuation benefits, with the exception of Messrs. Coldani and McClintock’s beneficiaries who would be entitled to receive a lump sum payment of $30,000. In the event of disability wherein the director does not continue service with the Company, the director is entitled to fee continuation benefits, at a reduced amount depending on the length of service with the Company, beginning the month following termination of service. The agreements, with the exception of Messrs. Coldani and McClintock’s agreements, allow for a Hardship Distribution under specified circumstances. Hardship Distributions are limited to the amount the Company had accrued under the terms of the agreement as of the day the director petitioned the Board to receive a Hardship Distribution. Upon a change in control, the director is eligible to receive the full fee continuation benefits upon the director’s termination of service. The fee continuation benefits, with the exception of Messrs. Coldani’s and McClintock’s benefits, are informally funded by single premium life insurance policies. The directors are the insured parties and the Company is the beneficiary of the respective policies.

Post-Retirement Consulting Agreements

The Company has entered into Post-Retirement Consulting Agreements with Messrs. West, Reeson, and Fletcher. The purpose of the Agreements is to provide consideration to the Board members in exchange for consulting services after their retirement from the Board. The Agreements provide for consulting fees of $10,000 per year for three years after retirement. In the event of death prior to completion of the consulting services, the beneficiary will receive death benefits equal to the remaining unpaid consulting fee benefits. In the event of disability wherein the retired director is unable to continue consulting services with the Company, the Company may terminate the director’s post-retirement consulting services. If the retired director voluntarily terminates his consulting services for other than good reason or if the Company terminates the director’s post-retirement consulting services for cause, the Post-Retirement Consulting Agreement shall terminate.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At the Meeting, shareholders will be asked to ratify the appointment of Eide Bailly, LLP (“Eide Bailly”) as the Company’s independent auditors for the fiscal year ending December 31, 2020. Eide Bailly was appointed as the Company’s independent public accountant on July 22, 2019 as a result of Eide Bailly’s acquisition of the business of Company’s previous independent auditor, Vavrinek, Trine, Day & Company, LLP (“VTD”), on that date. We have been advised by Eide Bailly and by the directors themselves that neither it nor any of its members or associates has any relationship with us or our subsidiaries, other than as independent auditors.

Proposal 2 is nonbinding. If the appointment of Eide Bailly is not ratified, our Audit Committee will consider whether to appoint another independent registered public accounting firm in its discretion. If the appointment is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time if it determines that such a change would be advisable.

Representatives of Eide Bailly will be present at the Meeting, will have an opportunity to make any statement that they may desire to make, and will be available to answer appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF EIDE BAILLY, LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Change in Independent Auditors:

On July 22, 2019, Eide Bailly LLP acquired the operations of VTD, which was then the independent registered public accounting firm of the Company, and certain of VTD’s professional staff and partners joined Eide Bailly. As a result, VTD resigned as the Company’s independent registered public accounting firm as of July 22, 2019.

The reports of VTD regarding the Company’s financial statements for the fiscal years ended December 31, 2018 and 2017 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2018 and 2017, and during the period from December 31, 2018 through July 22, 2019, the date of VTD’s resignation, (i) there were no disagreements with VTD on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of VTD, would have caused it to make reference to such disagreement in its reports and (ii) there were no reportable events that would require disclosure under Item 304(a)(1)(v) of Regulation S-K and the related instructions. The Company has provided VTD with a copy of the preceding statements and requested VTD to furnish it with a letter addressed to the SEC stating whether or not it agrees with the statements. A copy of VTD’s letter was included as an exhibit to the Company’s Form 8-K filed with the SEC on July 23, 2019.

On July 22, 2019, concurrent with the resignation of VTD, the Company engaged Eide Bailly to serve as its independent registered public accounting firm for the year ending December 31, 2019. The decision to engage Edie Bailly was approved by the Company’s Audit Committee prior to the engagement. Prior to engaging Eide Bailly, the Company did not consult with Eide Bailly regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Eide Bailly on the Company’s financial statements or any matters that were either the subject of a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). Prior to the Company’s engagement of Eide Bailly, Eide Bailly did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

Fees Paid to Independent Auditors:

Aggregate fees billed by Eide Bailly and VTD to the Company and the Bank and the percentage of those fees that were pre-approved by the Company’s Audit Committee for the years ended 2019 and 2018 are as follows:

	2019	Percentage Pre- Approved	2018	Percentage Pre- Approved
Audit fees	$268,000	100%	$218,000	100%
Audit-related fees	17,000	100%	16,000	100%
Tax fees	17,000	100%	17,000	100%
Other fees	-	-	-	-
Total fees	$302,000	100%	$251,000	100%

The Audit Committee has considered the provision of non-audit services provided by Eide Bailly to be compatible with maintaining its independence.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Company no later than December 11, 2020 and should contain such information as is required under the Company’s Bylaws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in the Company’s proxy materials.

Nomination of Director Candidates: The Company’s Bylaws permit shareholders to nominate directors at a shareholder meeting. In order to make a director nomination at an annual shareholder meeting, it is necessary that you notify the Company not less than 120 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders. This proxy statement was first sent to shareholders on April 10, 2020. Thus, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by the Company not later than December 11, 2020. In addition, the notice must meet all other requirements contained in the Company’s Bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.

Copy of Bylaw Provisions: You may contact the Investor Relations Officer, Ms. Elizabeth Kuipers, at the Company for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. Additionally, a copy of the Company’s Bylaws can be accessed at http://www.plumasbank.com. Click on the “Investor Relations tab” and then Governance Documents.

Certain Transactions

Some of the directors and executive officers of the Company and their immediate families, as well as the companies with which they are associated, are customers of, or have had banking transactions with, the Company in the ordinary course of the Company’s business, and the Company expects to have banking transactions with such persons in the future. In management’s opinion, all loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other non-affiliated persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features.

Other Matters

Management does not know of any matters to be presented at the Meeting other than those set forth above. However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented by the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.

Available Information

The Company’s common stock is registered under the Securities Exchange Act of 1934 and as a result the Company is required to file annual reports, quarterly reports and other periodic filings with the SEC and are posted and are available at no cost on the Company’s website, www.plumasbank.com, as soon as reasonably practicable after the Company files such documents with the SEC. These reports and filings are also available for inspection and/or printing at no cost through the SEC website, www.sec.gov. In addition, regulatory report data for both the Company and Plumas Bank are available for inspection and/or printing at no cost through the Federal Financial Institutions Examination Council’s (the “FFIEC”) website, www.ffiec.gov and the Federal Deposit Insurance Corporation’s (the “FDIC”) website, www.fdic.gov, respectively.

You may request an additional copy of the proxy statement, 10-K, 2019 annual report to shareholders, and form of proxy as to this Meeting or all future shareholder meetings by calling us at 1.888.375.8627, by writing to us at Plumas Bancorp, 35 S. Lindan Avenue, Quincy, California 95971, Attn: Ms. Jamie Huynh, Administrative Coordinator, or by email at investorrelations@plumasbank.com.

PLUMAS BANCORP

35 S. LINDAN AVENUE
QUINCY, CA 95971

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E97573-P36308

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLUMAS BANCORP

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect ten persons to serve as directors of Plumas Bancorp until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Director Nominees:

01) Michonne R. Ascuaga
02) Steven M. Coldani
03) William E. Elliott
04) Gerald W. Fletcher
05) Heidi S. Gansert
06) Richard F. Kenny
07) Robert J. McClintock
08) Terrance J. Reeson
09) Andrew J. Ryback
10) Daniel E. West

The Board of Directors recommends you vote FOR proposal 2:

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, including the Shareholder Letter, and Form 10-K are available at www.proxyvote.com.

E97574-P36308

PROXY
PLUMAS BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Messrs. Daniel E. West, Steven M. Coldani, and Terrance J. Reeson, as proxies with full power of substitution, to represent, vote and act, as designated on the reverse side, with respect to all shares of common stock of Plumas Bancorp (the "Bancorp") which the undersigned would be entitled to vote at the meeting of shareholders to be held on May 20, 2020 at 9:30 a.m. at the Plumas Bank Credit Administration Building, located at 32 Central Avenue, Quincy, California, or any adjournments thereof, with all the powers the undersigned would possess if personally present.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE SIGN AND DATE ON THE REVERSE SIDE